Exhibit (h)(9)

Effective November 18, 2013

E.I.I. REALTY SECURITIES TRUST

Re:	Amended and Restated Transfer Agency Services Fees

Dear Sir/Madam:

This letter, amended and restated effective as of November 18, 2013, constitutes our agreement with respect to compensation to be paid to BNY Mellon Investment Servicing (US) Inc. (formerly, PFPC Inc.) ("BNYM") under the terms of a Transfer Agency Services Agreement dated April 28, 1998 between E.I.I. Realty Securities Trust (“you” or the “Fund” ) and BNYM, as such Agreement may be amended from time to time (the “Agreement”), for service provide d on behalf of each of the Fund’s investment portfolios (“Portfolio”). Pursuant to paragraph 11 of the Agre ement, and in consideration of the services to be provided to each Portfolio, you will pay BNYM certain fees and reimburse BNYM for its out-of-pocket expenses incurred on its behalf, as set forth below.

Asset Based Fee

The following fee will be calculated based upon the Portfolios’ aggregate average net assets and paid monthly:

.022% of the Portfolios’ aggregate average net assets.

Minimum Monthly Fee

The minimum monthly fee will be a complex-based fee of $7,500 for 3 Portfolios, exclusive of transaction charges, Fund/SERV\Networking charges, Red Flag services fees, cost basis accounting fees, retirement plan fees, escheat services and lost shareholder search/reporting fees, CIP fees, voice response fees, advanced output services fees, out-of-pocket expenses and miscellaneous fees. If the number of Portfolios increases or decreases, the minimum fee will be adjusted on a prorata basis.

The asset based fee and minimum monthly fee will be allocated based on the aggregate average net assets of all the Portfolios and will be prorated to each such Portfolio based on its prorata portion of the total net assets of the Fund.

1

Transaction charges

Master/omnibus account:	$1.00 per purchase/redemption
Shareholder/broker calls	$4.00 per call
New account opening	$0.40 per account (electronic interface)
$5.00 per account (paper)
12b-1 calculation	$0.25 per account, per calculation

FundSERV/networking fees

Transaction fees:

NSCC FundSERV	$.15 per transaction
$.20 per transaction, if the trade is confirmed the same day
NSCC networking	No charge
Commission settlement	No charge
ACATS	No charge

Note

NSCC will deduct its direct monthly fee on the 15th of each month from BNYM’s cash settlement that day. BNYM will include these charges as an out-of-pocket expense on its next invoice.

Red Flag Services Fees	$2,000.00 per year

Cost Basis Accounting Fees	$0.15 per eligible account, per month

Retirement Plan Fees

IRA custodian fee:

Active IRA accounts	$15.00 per account, per year*

*May be paid by the shareholder or the Fund.

Qualified plan fee:

Per qualified plan	$500.00 per plan, per year

Escheat Services and Lost Shareholder Search/Reporting	$2.75 per account search

BNYM may incur additional charges for state filings as part of various escheat cycles. Such charges will be passed through as out-of-pocket expenses.

Voice Response Fees
Monthly maintenance fee	$500.00
Per minute fee	$ 0.23

2

Per call fee	$ .10

CIP fees

-	$2.25 per customer verification

-	$0.02 per month per search result stored

Advanced Output Services

Output development

•	Implementation start-up fee	Waived
•	Systems development/programming fee	$175.00/HR

Printing/processing

•	Per image BW simplex (cut sheet)	$0.08
•	Per image BW duplex (cut sheet)	$0.16
•	Per image BW simplex (continuous)	$0.06
•	Per image BW duplex (continuous)	$0.12
•	Per check	$0.115
•	Dealer commission check/12B-1 check	$0.78 ($30 min)

Inserting (daily minimums may apply)

•	Per page machine (includes bre or cre)	$42/k ($15 min)
•	Per page custom (includes bre or cre)	$71/k ($20 min)
•	Per checks machine	$52/k ($20 min)
•	Per checks custom	$91/k ($30 min)
•	Additional machine	$0.01
•	Additional custom	$0.08
•	Intelligent machine (selective)	$58/k
•	Intelligent custom (selective)	$125/K

Shipping/inventory

•	Non-USPS package fee	$4.50/Plus actual package cost
•	USPS overnights	$15.95
•	Inventory receipts	$20.00/S.K.U.
•	Inventory storage	$20.00/Skid Location
•	Inventory dump/destruct charge	$20.00/S.K.U.
•	Courier charge	$25.00
•	Shipping boxes	$0.95 ++
•	Oversized envelopes	$0.47 ++

3

•	Shipping labels	$0.20 ++
•	White paper	$0.01 ++

++Price subject to change based on supply market fluctuations

Postage and misc fees

•	Manual pulls	$2.50
•	Special projects hourly work	$24.00/hour
•	Per piece mail preparation/presort fee	$0.035
•	Fast Forward fees	$0.15/envelope
•	Work order administrative fee	$15.00/workorder or flat fee/month

Special and miscellaneous tax compliance mailing

•	Ad hoc programming		$100.00/HR
•	Creation of zip disk		$135.00
•	ZIP+4 data enhancement		$10.00/K ($125 min)
•	Householding		$6.00/K
•	Data manipulation (ace, de-duping, merge/purge)		$80.00 per hour
•	Create mailing list		$.40 ($25.00 min)
•	Print simplex (misc. tax/compliance)		$.08 Each
•	Print duplex (misc. tax/compliance)		$.11 Each
•	Machine insert (misc. tax/compliance)		$56.00/K ($75 min)
•	Custom insert (misc. tax/compliance)		$65.00/K ($75 min)
•	Admark & machine insert 1 piece #10 or 6x9		$62.00/K ($125 min)
•	Additional machine insert #10 or 6x9		$2.50/K
•	Admark & machine insert 1 piece 9x12		$125.00/K ($125 min)
•	Additional machine insert 9x12		$5.00/K
•	Admark only #10, 6x9 or 9x12		$38.00/K ($75 min)
•	Admark & custom insert 1 piece #10, 6x9 & 9x12		$0.08
•	Custom sort		$25.00/K
•	Print, affix pressure sensitive labels (custom insert 1 piece)		$0.32 ($75 min)
•	Print labels only		$0.10
•	Affix labels only		$0.10
•	Legal drop per mailing		$150.00
•	Copy of 3602 or 3606 per mailing		$3.00 Each
•	Tabbing
	-	1 tab	$8.00/K
•	-	2 tabs	$12.00/K
	Admark self mailer		$0.20 ($75 min)
•	Machine folding		$18.00/K
•	Custom folding		$0.12
•	Cutting		$10.00/K

4

Year end tax form output processing (TRC product)

•	Print & Process	$0.42 Each ($75 min)
•	Affidavit Charge	$3.50 Each
•	Duplicate Tax Forms	$0.50 ($15 min)
•	Intelligent Inserting (selective)	$0.045 Each

Digital services

•	Create Original PDF Images	$0.05/Image
•	AOS Reports (HTML/XML)	$0.06/Image
•	PDF’s from Line Data	$.015/Image
•	PDF Server Storage	$0.01/Page
•	Original CD-ROM Charges	$275.00
•	Duplicate CD-ROM Charges	$175.00
•	E-Mail Notification Implementation	$10,000.00
•	Consent and Suppression Implementation	$7,500.00
•	E-mail Notification	$0.15 per ($25.00 min)
•	Scheduled Event Fee	$500.00/event plus
$0.15/email
•	Non-Scheduled Event Fee	$500.00/event plus
$0.15/email
•	Rejected e-mail	$5.00/e-mail

Miscellaneous Charges

Miscellaneous charges include, but are not limited to, charges for the following products and services as applicable, ad hoc reports, ad hoc SQL time, banking services, COLD storage, digital recording, training, microfiche/microfilm production, magnetic media tapes and freight, and pre-printed stock, including business forms, certificates, envelopes, checks and stationary. In addition, consolidated statement, audio response and development/programming costs, conversion and deconversion expenses.

Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, telephone lines, postage, overnight delivery, mailgrams, hardware/phone lines for transmissions, wire fees, ACH charges, exchange fee, record retention, b/c notices, account transcripts, labels, user tapes, travel expenses, and expenses incurred at the direction of the Fund. Out-of-pocket expenses are billed as they are incurred.

Shareholder Expenses

Shareholder expenses include, but are not limited to: IRA/Keogh processing, exchange fees between portfolios, requests for account transcripts, returned checks, lost certificate bonding, overnight delivery as requested by the shareholder, and wire fee for disbursement if requested by the shareholder. Shareholder expenses are billed as they are incurred.

5

Miscellaneous

Any fee, out-of-pocket expenses or shareholder expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by BNYM.

Notwithstanding anything in the TA Agreement, this letter or otherwise to the contrary, in the event any share class or Portfolio becomes covered by the TA Agreement subsequent to the effective date of this letter (each such share class or Portfolio, a “new entity”), the fees and expenses applicable to the n ew entity as well as the specific terms of any other matters addressed in this letter shall be separately negotiated and agreed upon between the Fund and BNYM with respect to the new entity. As a result, the fees, expenses and other terms applicable to a new entity may be different than the fees, expenses and other terms set forth in this letter.

To the extent necessary or appropriate to interpret or enforce the terms of this fee agreement, applicable terms of the TA Agreement shall apply and be deemed incorporated by reference into this letter agreement. This letter agreement embodies the final, complete, exclusive and fully integrated record of the agreement of the parties on the fees, charges and reimbursable expenses set forth herein and, subject to terms of the TA Agreement addressing matters relating to fees charges and reimbursable expenses, supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter.

"Fee" for purposes of this Miscellaneous section means all fees as well as all other compensation amounts in this fee letter not specifically called fees, such as transaction charges and other charges, monthly minimums, fee "caps", hourly rates, shareholder expenses and other quoted expenses, and expense "caps", but does not include interest rates, percentages used for fee discounts or for fee reductions, deductions or adjustments of any nature or amounts in waiver provisions.

The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

[Signature page follows.]

6

If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Karen S. Vavra
Name:	Karen S. Vavra
Title:	Managing Director

Agreed and Accepted:

E.I.I. REALTY SECURITIES TRUST

On behalf of each separate portfolio, series, class, tier or other subdivision of E.I.I. Realty Securities Trust listed on Exhibit A to the TA Agreement.

By:	/s/ Richard J. Adler
Name:	Richard J. Adler
Title:	President

7